Exhibit 10.1

OPTION TO PURCHASE PROSPECTING LICENSE, PMLS

AND  MINE ESTABLISHMENT AGREEMENT

THIS AGREEMENT made as of April 2, 2009;

BETWEEN:

GEO CAN RESOURCES COMPANY LIMITED, a company incorporated under the laws of Tanzania with a mailing address P.O. Box 80079, Dar es Salaam, Tanzania (Facsimile: 1-866-246-1028);

(“Geo Can”)

AND:

LAKE VICTORIA MINING COMPANY, INC., a company incorporated under the laws of the State of Nevada with an office address at 1781 Larkspur Drive, Golden, Colorado 80401 (Facsimile: 303-526-5889);

   (“LVCA”)

WHEREAS:

A.                      Geo Can is the registered and beneficial owner of the Prospecting License and Primary Mining Licenses or Claims (as such term is defined below) and has assigned ownership of the PMLs to Ahmed Abubakar Magoma, a director of Geo Can, which are all located in the United Republic of Tanzania and described in Schedule A; and

B.                      Geo Can has agreed to grant to LVCA an option to acquire an eighty percent (80%) interest (the “Option”) in and to the Property (as such term is defined below) by, inter alia, planning and establishing a high grade small scale producing commercial mine on the Property and making certain payments to Geo Can and/or issuing shares of LVCA to the Geo Can or an Assignee of Geo Can;

TERMS OF AGREEMENT

IN CONSIDERATION of the mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1.           Definitions and Interpretation

1.1.           Definitions:  Whenever used in this Agreement, the following words and terms will have the respective meanings ascribed to them below:

“Affiliate” has the meaning set out in the Nevada Corporate Law (Nevada, U.S.A.).

“Agreement” means this agreement, including the recitals and the Schedules all as amended, supplemented or restated from time to time.

“Annual License Fees” means the annual fees paid to keep the Claims comprising the Property in good standing as set out in Schedule “A”, including any subsequent increase by the Republic of Tanzania;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Nevada.

“Claims” means all the mineral licenses described in Schedule A hereto, and all the license(s) set out in Schedule A are referred to in this agreement as “Property” whether they be plural or singular;

“Closing Date” means the date on which is the first Business Day after the date that the Board of Directors issues its written acceptance of this Agreement and the transaction contemplated thereby;

“Commercial Production” means, with respect to the Property and is deemed to have been achieved, when the concentrator processing ores from the Property for other than testing purposes has operated for 30 days in any 40 consecutive day period at not less than 50% of design capacity or, in the event a concentrator is not erected on the Property, when ores from the Property have been produced for a period of 40 consecutive production days at not less than 50% of the mining rate specified in a feasibility study recommending placing the Property into production for commercial purposes.

“Effective Date” means the fifth business day next following the Closing Date;

“Exchange” means the OTC:BB Nasdaq Exchange.

“Exploration Expenses” means costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable with respect to the exploration and development of the Property and the maintenance of the Property in good standing.

“Feasibility Study” means a detailed study or report showing that the placing the Property or part thereof into Commercial Production is feasible and including at least:

i.	a description of that part of the Property to be covered by the proposed mine,

ii.	the estimated recoverable reserves of minerals and the estimated composition and content thereof,

iii.	the proposed procedure for development, mining and production,

iv.	the results of ore amenability tests (if any),

v.
the nature and extent of the facilities proposed to be acquired, including a preliminary design for the mill facilities if the size, extent and location of the ore body makes such mill facilities feasible,

vi.
the total costs, including capital budget, reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine and a schedule indicating the times at which such moneys will be required, including in particular the operating capital requirements for the first four months of operation,

vii.	all environmental impact studies and the costs thereof,

viii.	the period in which it is proposed the Property will be brought into Commercial Production, and

ix.
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other considerations;

“Government or Regulatory Authority” means any federal, state, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality that has lawful authority to regulate or administer or govern the business or property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and any stock exchange on which shares of a Party are listed for trading.

“In-kind” means paid or given in gold in place of money and converted at the equivalent amount to the other.

“Mining Operations” means every kind of work done by LVCA on or in respect of the Property or the products derived there from and includes, without limiting the generality of the foregoing, work of assessment, geophysical, geochemical and geological surveys, studies and mapping, assaying and metallurgical testing, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and concentrates, bringing any mining claims to lease, reclamation and in doing all work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of persons engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such persons; in paying insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such persons; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing the same or any of them; and in the management of any work which may be done on the Property for the due carrying out of such prospecting, exploration, development and mining work.

“Option” has the meaning set out in Section 3.1 of this Agreement.

“Option Period” has the meaning set out in Section 3.2 of this Agreement.

“Parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement and “Party” means any one of the Parties.

“Permitted Encumbrance” means

(a)
easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(b)
the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;

(c)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of any governmental authority; and

(d)
the reservations, limitations, provisos and conditions in any original grants from the Crown, or other governmental entity of the Republic of Tanzania on the Property or interests therein and statutory exceptions to title.

“Shares” means common shares in the capital of LVCA as constituted on the date of this Agreement.

1.2.           Headings.  The division of this Agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, paragraph or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to articles and paragraphs are to articles and paragraphs of this Agreement.

1.3.           Legislation.  Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

1.4.           Extended Meanings.  In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.5.           Currency.  All references to currency herein are to lawful money of the United States of America.

1.6.           Schedules.  The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A: Description of Property and Fees
Schedule B: Board of Directors Resolution Accepting the Option Agreement
Schedule C: Payment Details

2.           Representations and Warranties

2.1.           Representations and Warranties of Geo Can.  Geo Can represents and warrants to LVCA that:

(a)	Geo Can is a corporation duly incorporated, organized and subsisting under the laws of Tanzania, East Africa with the corporate power to own its assets and to carry on its business;

(b)
Geo Can has good and sufficient power, authority and right to enter into and deliver this Agreement and, to the best of its knowledge, to option and transfer legal and beneficial interest in the Property all or in part to LVCA free and clear of all liens, charges, encumbrances and other rights of others other than the Permitted Encumbrances;

(c)
other than the Agreement, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Geo Can to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Property or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(d)
neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Geo Can will result in the violation of any agreement or other instrument to which Geo Can is a party or by which Geo Can is bound, or any applicable law, rule or regulation;

(e)	Geo Can is not a party to or bound by any contract or commitment to pay any royalty, fee or land payment with respect to the Property or any portion thereof or interest therein;

(f)
LVCA has the option to purchase 80% of the right, title and interest in and to the Property and there is no adverse claim or challenge against or to the ownership of or title to the Property or any portion thereof or interest therein nor is there any basis for any such claim or challenge; and

(j)           Geo Can is a non-resident for the purposes of U.S. Income Tax (USA).

2.2.           Representations and Warranties of LVCA.  LVCA represents and warrants to Geo Can that:

(a)
LVCA is a corporation duly incorporated, organized and subsisting under the laws of the State of Nevada, U.S.A. with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Property are located;

(b)
LVCA has all necessary power and authority to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)
neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by LVCA will result in the violation of any agreement or other instrument to which LVCA is a party or by which LVCA is bound, or any applicable law, rule or regulation;

(d)
LVCA is a “reporting company”, as such term is defined according to the U.S. Securities and Exchange Commission (SEC), in the State of Nevada and is not in default of filing financial statements required by such applicable securities legislation or paying prescribed fees and charges related thereto;

(e)
the Shares to be issued and delivered to Geo Can hereunder have been validly created and authorized for issuance and when so issued and delivered shall be duly and validly issued as fully paid and non-assessable Shares; and

(f)	LVCA is a resident for purposes of the U.S. Income Tax (U.S.A.).

2.3.           Acknowledgement and Covenant of LVCA.  LVCA acknowledges and agrees that the Option granted to LVCA in the Property is granted by Geo Can of a portion of its rights and LVCA covenants to perform the obligations of Geo Can to the same extent as if LVCA held the title directly with the Ministry of Energy and Minerals of Tanzania.

2.4.           Representations about Title.  Geo Can represents or warrants that the title is valid and that the ownership or state of title to the Property is held by Geo Can or its’ subsidiaries. In addition, Geo Can represents or warrants that there are no charges, liens or encumbrances on the Property.

2.5.           Verification of Title.  LVCA covenants to Geo Can that it will undertake all necessary actions, at its sole cost and expense, to verify the ownership of the Property, including obtaining all necessary searches, investigations, opinions or reports that any prudent exploration company would reasonably obtain to verify the ownership and title to property located in the Republic of Tanzania.

2.6.           Reliance and Survival.  The representations, warranties, acknowledgements and covenants set out in this Section 2 have been relied on by the Parties in entering into this Agreement.  All representations and warranties made herein will survive the delivery of this Agreement to the Parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of Geo Can or LVCA, as the case may be, for a period of eighteen (18) months from the exercise, lapse or termination of the Option.

3.           Grant of Option

3.1.           Geo Can hereby grants to LVCA (or such wholly-owned subsidiary of the LVCA as LVCA may request) an option to acquire an undivided eighty percent (80%) interest (the “Option”) in and to the Property and, as consideration therefor and subject to Board acceptance in respect of the Option and this Agreement, LVCA hereby agrees to prioritize reimbursements of Geo Can expenditures totalling USD$1,000,000 and for the annual fees and registration fees incurred by Geo Can to register, transfer and maintain the Claims in the amount of USD$6672.14 (to be paid on the Closing Date) and to:

(a)           pay USD$100,000 to Geo Can as follows:

(i)           USD$50,000 on the Closing Date; less any deposit advanced

(ii)           USD$50,000 on or before 180 days of the Closing Date;

and

(b)           allot and issue to the Geo Can a total of 4,000,000 Shares, as fully paid and non-assessable, as follows:

(i)           2,000,000 Shares within seven (7) days of the Closing Date;

(ii)           2,000,000 Shares on or before the one year anniversary of the Closing Date; and

(c)           incur Mining Operations, Establishing, Planning and Production Facility Expenses to establish a minimum of 100 ton per day commercial producing mine aggregating at least USD$1,500,000 not later than fifteen months or 458 days of the Closing Date, as follows:

(i)           USD$600,000 within 180 days of the Closing Date;

(ii)           an additional USD$900,000 on or before the first year anniversary of the Closing Date;

(d)           reimbursement of Geo Can expenditures totalling USD$1,000,000 at a priority by Geo Can receiving 33.33% of net production until their total expenditures have be recouped. Geo Can reserves the right to accept this payment “in-kind”.

3.2.           Working Right.  Geo Can hereby further grants to LVCA the exclusive working right during the period from the Closing Date but prior to the exercise, lapse or termination of the Option (the “Option Period”) to enter upon the Property, to conduct Mining Operations on the Property and to have quiet possession thereof.  LVCA shall conduct all Mining Operations in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property.

3.4.           Option Only.  Nothing contained in this Agreement, nor any payment made, Mining Operations conducted or expenditure incurred by LVCA on or in connection with the Property or part of them, nor the doing of any act or thing by LVCA under the terms of this Agreement shall obligate LVCA to do anything else under this Agreement other than to make payment and incur expenditures to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement, the obligations of LVCA hereunder being simply those of an option holder.

4.           Expenditures, Payments and Share Issuances to Maintain Option

4.1.           Statement of Required Expenditures:

LVCA shall provide a statement of account to Geo Can within 30 days of the end of the applicable anniversary period set out above, which confirms and details the expenditures made in the applicable anniversary period, certified by a senior officer of LVCA.

4.2.           Lapse or Surrender of Option.  Subject to Paragraph 7.3, LVCA may let the working right and the Option lapse by failing to make any of the payments, issue any of the securities, or incur any of the expenditures referred to in Paragraphs 3.1(a), (b), (c) and (d) on or before the dates specified therein.

5.           Obligations during Option Period

5.1.           Covenants of LVCA. During the Option Period, LVCA covenants and agrees with Geo Can to:

(a)
conduct all Mining Work in a careful and miner-like manner and in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Property; and

(b)
keep the Property in good standing by doing quarterly reports and filing, or payment in lieu thereof, all necessary assessment work and maps and payment of all annual fees, taxes or assessments required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard.  LVCA must forward funds to Geo Can a minimum of 30 business days before the due date of each fee if LVCA desires Geo Can to complete any annual payments or fees to maintain the Property in good standing. LVCA must submit to Geo Can all exploration work performed per property a minimum of 45 business days before each quarterly due date, along with payment to Geo Can, for Geo Can to prepare and submit in a timely fashion the quarterly reports for each property.

5.2.           Abandonment.  LVCA may at any time, during the currency of the Option, abandon any one or more of the claims which comprise the Property.  LVCA shall give Geo Can thirty (30) days notice in writing of any abandonment.  If Geo Can so requests, LVCA will retransfer such Claims as are to be abandoned to Geo Can at the sole cost of LVCA, which Claims shall be in good standing for a period of at least 180 days from the initial notice of abandonment.

5.3.           No Encumbrances.  During the Option Period, neither LVCA and Geo Can shall pledge, mortgage or charge or otherwise encumber their beneficial interest in the property or their rights under this Agreement.

6.           Exercise of Option Granted in the Property

6.1.           Exercise of Option.  If, on or before the first anniversary of the Closing Date, LVCA has issued the Shares and made the payments referred to in Paragraph 3.1 (a) and completed the mine expenditures and established commercial production, payments and share issuances set out in paragraph 3.1 (b), (c) and (d), then LVCA may exercise the Option by giving written notice to Geo Can, together with a statement of account certified by a senior officer of LVCA confirming such expenditures and confirming that commercial mining is established and processing has achieved a minimum of 100 tons per day.  In such event LVCA shall become the owner of 80% of the right, title and interest of Geo Can in and to the Property.

7.           Termination

7.1.           Termination for Cause.  Subject to Paragraph 7.3, Geo Can may terminate this Agreement and the Option and working right herein shall lapse if:

(a)	LVCA is in default of any term or condition of this Agreement;

(b)	Geo Can gives LVCA written notice specifying the particulars of the default; and

(c)
upon expiration of 30 days from the date of receipt by LVCA of such notice, LVCA has failed to cure the default or, if such default cannot reasonably be cured within such 30 day period, has failed to make commercially reasonable efforts to implement a cure for such default.

7.2.           Surrender of Rights.  Subject to Paragraph 7.3, LVCA may give Geo Can written notice of its intention to surrender all of its rights hereunder and upon expiration of 30 days from the date of receipt by Geo Can of such notice, this Agreement shall terminate and working right and Option herein shall lapse.

7.3.           Obligations on Termination.  Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and/or this Agreement, as the case may be, LVCA shall:

(a)
ensure that the Property are in good standing for a period of at least 12 months from the lapse, termination or surrender of the Options and/or this Agreement, as the case may be, and upon request of Geo Can, retransfer the Property to Geo Can in the name of Geo Can;

(b)
deliver to Geo Can any and all reports, maps, assessment reports and maps, samples, assay results, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which have not been previously delivered to Geo Can; and

(c)
upon notice from Geo Can, remove all materials supplies and equipment from the Property; provided however, that Geo Can may retain ore and, at the cost of LVCA, dispose of any such materials, supplies or equipment not removed from the Property within 90 days of receipt of such notice by LVCA.

7.4.           Provisions which Operate Following Termination.  Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 2.6 and 7.3 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

8.           Formation of Joint Venture

8.1.                      On the date of exercise of any Option Geo Can and LVCA will, without any further act or formality, associate themselves and will be deemed for all purposes to have associated themselves, by way of Joint Venture on substantially the terms and conditions contained in the Joint Venture Agreement.  Geo Can and LVCA hereby agree to negotiate, within one year from the date of execution of this Agreement, the precise terms and conditions of a Joint Venture Agreement in good faith.

8.2.                      LVCA will assume the cost of all exploration, development and related expenditures carried out on the Property and by the Joint Venture until the commencement of Commercial Production.

8.3.                      Relationship of Parties to Joint Venture: If a Joint Venture is constituted pursuant to this Agreement, the relationship of Geo Can and LVCA will, from and after the date of constitution of such Joint Venture, be that of co-venturers and will, subject to express provisions of this Agreement, be governed by the terms and conditions of the Joint Venture Agreement.

9.           Transfer of Interest/Rights of First Refusal

9.1.                      Subject to first obtaining the written approval of Geo Can, which approval will not be unreasonably withheld, LVCA may at any time during the Option Period and prior to formation of a Joint Venture, sell, transfer or otherwise dispose of all or any portion of its right, title or interest in and to the Property or under this Agreement; provided that any purchaser, grantee or transferee of any such interest will have first delivered to Geo Can its agreement related to this Agreement and to the Property, containing:

a.
a covenant by such transferee to perform all the obligations of LVCA to be performed under this Agreement in respect of the interest to be acquired by it from LVCA to the same extent as if this Agreement had been originally executed by LVCA and such transferee as joint and several obligors making joint and several covenants; and

b.	a provision subjecting any further sale, transfer or other disposition of such interest in the Property or this Agreement to the restrictions contained in this section.

9.2.           No assignment by LVCA of any interest less than its entire interest in this Agreement will, as between LVCA and Geo Can, discharge it from any of its obligations hereunder, but upon the transfer by LVCA of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), LVCA will be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments having accrued due prior to the date on which LVCA will have no further interest in this Agreement.

9.3.           If Geo Can or LVCA (the “Vendor”) should at any time before or after exercise of the Option receive a bona fide offer from an independent third party (the “Proposed Purchaser”) dealing at arm’s length with the Vendor to purchase all or substantially all of its interest in and to the Property, which offer the Vendor desires to accept, or if the Vendor intends to sell all or substantially all of its interest in and to the Property, the Vendor will first make an offer (the “Offer”) of such interest in writing to the other party (the “Offeree”) upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Vendor, as the case may be.

9.4.           Each Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by the Vendor, mean the person or persons to whom the Vendor intends to offer its interest) and, if the offer received by the Vendor from the Proposed Purchaser provides for any consideration payable to the Vendor or otherwise than in cash, the Offer will include the Vendor’s good faith estimate of the cash equivalent of the non-cash consideration.

9.5.           If within a period of sixty (60) days of the receipt of the Offer the Offeree notifies the Vendor in writing that it will accept the same, the Vendor will be bound to sell such interest to the Offeree (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

9.6.           If the Offer so accepted by the Offeree contains the Vendor’s good faith estimate of the cash equivalent consideration as aforesaid, and if the Offeree disagrees with the Vendor’s best estimate, the Offeree will so notify the Vendor at the time of acceptance and the Offeree will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

9.7.           If the Offeree so notifies the Vendor, the acceptance by the Offeree will be effective and binding upon the Vendor and the Offeree and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act of the State of Nevada and will be payable by the Offeree, subject to prepayment as hereinafter provided, within sixty (60) days following its determination by arbitration; and the Offeree will in such case pay to the Vendor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Vendor being sold, the total purchase price which is specified in its notice to the Vendor and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

9.8.           If the cash equivalent of any such non-cash consideration must be determined by binding arbitration under the Commercial Arbitration Act:

a.
the arbitrator will in each instance fix a time and place in the State of Nevada for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the Commercial Arbitration Act;

b.	after hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties; and

c.           the award of the arbitrator will in each instance be final and binding upon both parties;

d.	the expense of the arbitration (including actual legal and other costs of the parties) will be paid as specified in the award.

9.9.           If the Offeree fails to notify the Vendor before the expiration of the time limited therefor that it will purchase the interest offered, the Vendor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of sixty (60) days, provided that the terms of this paragraph will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said sixty (60) days.

9.10.                      Any sale hereunder will be conditional upon the Proposed Purchaser delivering a written undertaking to the Offeree, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement and the Joint Venture Agreement.

10.           Impossibility of Performance

10.1.                      Impossibility of Performance.  Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party, acting diligently, the period of any such delay shall be excluded in computing, and shall extend the time within which such Party may exercise its rights and/or perform its obligations under this Agreement.  A Party relying on this Section 10 shall promptly deliver to the other Party notice of the event giving rise to the application of this paragraph and a second notice stating the date on which the application of this Section 10 ceased.

11.           Notices and Payments

11.1.                      Notice.  Any demand, notice or other communication (a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery, registered mail or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by either party to the other.  Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, if made or given by registered mail, on the 4th day, other than a day which is not a Business Day, following the deposit thereof in the mail, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was confirmed as received.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

11.2.                      Payments.  Payments hereunder shall be made in lawful money of United States of America, unless otherwise indicated, and shall be addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Paragraph 11.1.  If any payment herein shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

12.           Regulatory Approval

12.1.                      Exchange Approval.  This Agreement and the transactions contemplated hereunder are subject to the filing with and acceptance by the Exchange and any other regulatory authority having jurisdiction over the securities of LVCA.  If such acceptance by the Exchange is not obtained within 30 Business Days of the date of this Agreement, Geo Can may, at its option, terminate this Agreement and the Option and working rights herein upon written notice to LVCA.  LVCA will use its best efforts to obtain, at its sole cost and expense and as soon as possible upon the execution of this Agreement, Exchange or any other approvals that may be required for this Agreement and the transaction contemplated herein.

13.           General Provisions

13.1.                      Entire Agreement.  This Agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

13.2.                      Waiver.  The failure of a Party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

13.3.                      Assignment.  Either Party shall be permitted to assign this Agreement.  Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other Party, to be bound by this Agreement.  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

13.4.                      Further Assurances.  Each Party shall from time to time at the request of the other Party and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

13.5.                      Time.  Time shall be of the essence of this Agreement.

13.6.                      Amendment.  This Agreement may be amended or varied only by agreement in writing signed by each of the Parties.  Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

13.7.                      Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

13.8.                      Governing Law and Attornment.  This Agreement shall be governed by and interpreted in accordance with the laws of the state of Nevada and the federal laws of United States of America applicable therein and the Parties hereby irrevocably attorn to the jurisdiction of the Courts of the state of Nevada.  For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in the state of Nevada and the courts of the state of Nevada shall have exclusive jurisdiction to entertain any action arising under this Agreement.

13.9.                      Counterparts.  This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each Party when each Party has signed and delivered one such counterpart.  When a counterpart of this Agreement has been executed by each Party, all counterparts together shall constitute one agreement.

(The balance of this page left blank on purpose.)

IN WITNESS WHEREOF this Agreement has been duly executed by the respective parties hereto effective as of the date first above written.

LAKE VICTORIA MINING COMPANY, INC.

By:

ROGER NEWELL
Authorized Signatory

GEO CAN RESOURCES COMPANY LIMITED

By:

Authorized Signatory

SCHEDULE “A”
Description of Property

To an Agreement made as of April 2, 2009 between Geo Can Resources Company Limited and Lake Victoria Mining Company, Inc.

PL 4653/2007
Annex 'A'
Tanzania
Subject to Section 95 of the Mining Act, 1998 the License Area is at Kinyambwiga in Musoma and Bunda Districts, QDS 23/1 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A.	02 deg. 00 min. 00 sec	33 deg. 42 min. 00 sec.
B.	02 deg. 00 min. 00 sec.	33 deg. 45 min. 00 sec.
C.	02 deg. 03 min. 00 sec.	33 deg. 45 min. 00 sec.
D.	02 deg. 03 min. 00 sec.	33 deg. 42 min. 00 sec.

An area of approximately 30.89 square kilometers and;

including 24 Primary Mining Licenses that are contained within the Prospecting License: 0001173, 0001174, 0001179, 0001180, 0001177, 0001178, 0001183, 0001301, 0001302, 0001184, 0001185, 0001181, 0001182, 0001175, 0001176, 0001303, 0000892, 0000894, 0000895, 0000896, 0000879, 0000898, 0000899 and 0001307. These 24 PMLs are held in the name of Ahmed Abubakar Magoma, a director of Geo Can Resources Company Limited until a Special Mining License is obtained from the Ministry of Energy and Minerals of Tanzania.

License Fees:

Total paid annual fee:  $6672.14